                                 ALLERGAN, INC.

                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE





Earnings per share of common stock, including common stock equivalents, have been computed based on the following weighted average number of shares and net earnings:


                                                                   Three Months                   Nine Months
                                                                       Ended                         Ended
                                                                September 30, 1995             September 30, 1995
                                                                ------------------             ------------------
(In millions, except per share amounts)
    Weighted average number of shares
      outstanding during the period                                    64.3                           64.1

    Weighted average number of additional
      shares issuable in connection with
      dilutive stock options based upon
      use of the treasury stock method
      and average market prices                                         0.8                            0.6
                                                                      -----                          -----
    Weighted average number of common shares
      including common stock equivalents                               65.1                           64.7
                                                                      =====                          =====
    Net earnings for the period                                       $34.2                          $32.9
                                                                      =====                          =====
    Primary earnings per common share                                 $0.53                          $0.51
                                                                      =====                          =====